CPS TECHNOLOGIES CORP.

Moderator: Ralph Norwood

August 9, 2013

10:00 a.m. ET

Operator:	Ladies and gentlemen, thank you for standing by and welcome to the CPS Technologies Corporation Second Quarter Conference Call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, please press the pound key. In the interest of time, we do ask our participants to limit themselves to one initial question and re-enter the queue for any follow up question.

I would now like to turn the conference over to Mr. Ralph Norwood, Chief Financial Officer. Mr. Norwood, please go ahead.

Ralph Norwood: Thank you, operator. Good morning. Before we begin the business portion of the call, I would like to point out to all of you that statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be considered as subject to the many uncertainties that exist in CPS’ operations and environment. These uncertainties include economic conditions, market demands and competitive factors. Such factors could cause actual results to differ materially from those in any forward-looking statements.

Now to the results for the second quarter. Our revenues for the quarter totaled $5.3 million, up 46 percent from the $3.6 million earned in the second quarter of 2012. For perspective, this was the third consecutive quarter of sequential revenue growth and represents nearly 100 percent increase compared with the third quarter of 2012.

As a result in the significant increase in sales and continued improvement in manufacturing efficiencies, gross margin increased to 26 percent of revenue in the quarter. This compares with five percent in margin realized in the second quarter of 2012 and is the highest revenue we have achieved in any quarter since the third quarter of 2010.

Selling, general and administrative expenses in the quarter were up 19 percent compared with the same quarter last year due, in large part, to an increase in sales commissions associated with the increases in sales. This increase in SG&A was also impacted by higher legal cost associated with an overseas patent issue.

As a result of the sales increase and improvements in manufacturing operations, we were able to generate a $355,000 operating profit for the quarter. This represents $1 million swing when compared with the company’s operating loss of $652,000 experienced in the second quarter a year ago.

Turning now to the balance sheet, days sales outstanding, DSOs, totaled 62 days which is virtually identical to the ratio at the end of 2012 and in line with historical ratios. Inventories were flat versus last quarter at $2.1 million and one-third lower than our inventories a year ago. As a result, our inventory turnover for the last four quarters was 5.6, well above the 4.4 turns recorded during 2012.

The net book value of fixed assets was down versus last quarter and year end 2012 as our capital expenditures for the quarter and the first half of 2013 were less than our depreciation expense.

Payables and accruals in total were up versus both last year’s second quarter and year-end 2012. This was primarily due to the increase in our business and does not reflect a change in our payment terms or pattern of payments.

Finally, as we had forecast earlier in the year, we generated cash in the quarter and in the first half which enabled us to pay off in full our line of credit. Other than outstanding leases which are at low levels, CPS is free of bank debt and at the end of the quarter had an unused, committed line of credit of $2 million. At the end of the quarter, our current ratio had increased to 2.5 times and our debt to equity ratio improved to 0.3 times, both healthy numbers.

At this point, I would like to turn the call over to Grant Bennett, who will offer his comments on the results for the quarter and add some perspective on our longer term growth opportunities.

Grant Bennett: Thank you, Ralph. And thanks to all of you for joining us. Ralph has gone in to some of the detail on our second quarter results; I’d like to pull the camera back a little bit and look at the larger picture both as it relates to the second quarter and going forward.

The reason our conference call is today is I just returned from Japan yesterday; I was in Europe in May. Much of our business is export business and as I reflect on my recent overseas visits there’s a consistent theme from a macroeconomic point of view which is that things are improving but there is still uncertainty in the air. And as we look at our second quarter results, we see demand has return to what we believe represents consistent underlying demand. And yet there is still higher than usual volatility in that demand at our customers and our customers’ customers.

We continue to meet weekly as a management team to update our very near term forecast for our current products. Although we’re not in a mode of giving specific guidance, our ability to look clearly into the future is limited to a fairly short period of time and in the very short term we see demand consistent with the previous quarter.

Let me turn to the longer term; in our conference call last quarter, we talked about some of the positive developments in some of the markets in which we are participating. As we continue to do market research and continue to interact with customers relating to their future developments, we continue to be very confident that we’re participating in growth markets; that all of the major markets in which we participate are expanding and growing.

Within the current markets in which we’re participating, our primary focus is to expand our sales reach geographically and to expand our product family into higher volume applications through reducing our manufacturing costs/ Let me just describe a couple of examples here. Our largest single market is the market for power modules or IGBT modules that are primarily used in traction or transportation—trains and subway cars.

This market, due somewhat to the long term build out of rail in China, is indeed a growth market and is forecasted to continue to grow for at least the next ten years. But in addition to the traction applications, the same product family is being used in a variety of new applications including power transmission and in electricity generating wind turbines.

There have been a number of news articles recently on some of the players in the HEV and electric vehicle area. We mention this as anecdotal evidence that even though HEVs and electric vehicles are a small segment of the overall automotive market, they are nonetheless, a rapidly growing segment. The articles on Tesla and the BMW i3 that had been in the press recently are indications of the growth in that market. We continue to be involved with a number of players in that market and, as a percent of our total revenue, that product line is growing.

We were seeking to expand our sales reach geographically and in the last year, we have strengthened our sales presence in Japan and in Taiwan; in Japan we have strengthened our relationship with a trading company and in Taiwan, with some additional commissioned sales representatives.

I mentioned that part of our strategy in our existing markets is to expand into higher volume applications within the same product families. We make AlSiC baseplates used in power modules for traction applications. Very similar modules are used in many industrial drive applications, CNC machines, welding machines; and our customers would like to use AlSiC in those applications. The value proposition is slightly different than it is in the traction application and AlSiC will be used to a greater extent if we can get our manufacturing costs down. We’ve been making very good progress in that area internally

.

So in short, we’re participating in growth markets and we’re expanding our sales reach geographically and we’re expanding the size of specific markets by moving into adjacent applications by driving our cost down.

The second major theme I want to comment on briefly is that we are diversifying into new markets. The nature of the advance materials business is that the qualification and evaluation cycles tend to be long. Potential customers are appropriately cautious and want to fully understand what the product can do for them before adopting it and so we recognize it can take some time to penetrate new markets.

Two markets we’ve been focusing on: one is armor where there is continued uncertainty as it relates to the federal budget. And there is, within the federal budget uncertainty relating to various military vehicle procurement programs. But nonetheless, our technical progress there has been outstanding and the feedback we’re getting from the government has been outstanding. And although we don’t have any specific series production products at the moment, we are indeed expanding the number of prime contractors who are evaluating and considering our armor products for future vehicles.

We commented earlier – two or three weeks ago – about an important patent, our third patent in this product area. We are delighted to have fairly broad intellectual property coverage in this area.

The second new market is in the oil and gas area. We have been to conferences; we’ve been invited to internal meetings at the major oil and gas suppliers; and we’ve had a number of oil and gas companies visit CPS in the last quarter. We mentioned that we have an initial product in this area which is a consumable product used in hydraulic fracturing. We are still in the qualification phase but the initial results look very positive there. We see significant demand over time in this area.

Let me stop there and invite any questions.

Operator:	Once again if you would like to ask a question at this time, simply press star then the number one on your telephone keypad. That’s star one on your telephone keypad.

Also please remember to limit yourself to one initial question and re-enter the queue for any follow up question. We’ll pause for just a moment to compile the Q&A roster.

Our first question comes from the line of Fred Milligan with Wunderlich Security.

Fred Milligan: Good morning.

Grant Bennett: Good morning.

Fred Milligan: Hey, the capacity that you’re using right now, how much is that relative to the size of the plant?

Grant Bennett: I would say, we’re approximately at around 60 percent to 70 percent as it relates to the equipment capacity. We are running three shifts and we’re running a little bit of overtime. The second shift is about half the size of the first shift and the third shift is about half of the second shift. But from an equipment capacity point of view, depending on the product mix, we’re between 60 and 70 percent full utilization. From a personnel point of view, again, we’re running a little bit of overtime so that the employees we have are fully utilized.

Fred Milligan: OK, thank you.

Grant Bennett: We certainly have the ability to expand in the current facility. Those of you with manufacturing backgrounds can fully appreciate among the specific steps that one takes in a lean manufacturing environment is to eliminate the excess transportation or movement of products. In other words, moving individual production steps as close to each other as possible so that products don’t need to be put in and out of the bins or containers to be transported. As we have been making many of those changes, we’re finding that we’re able to produce more product in the same square footage.

Fred Milligan: There’s been awful lot of discussion regarding battery problems. Is there anything you’re doing or could be doing that could in fact help relieve that issue?

Grant Bennett: We believe that it’s likely. We have been contacting some of the players in this area, so far unsuccessfully, but we’re really only at the early stage. Essentially we believe that in our portfolio of capability we have a number of products that would be very suitable for the casing of various types of batteries. We’re just simply at a very early stage. But we have some composites coming out of our armor activity that have the material properties, we think would be of interest in some of the industrial and aerospace applications for batteries.

Fred Milligan: OK, thank you.

Grant Bennett: Thank you.

Operator:	Our next question comes from the line of Dan Capozzo with Invicta.

Dan Capozzo: Hey, good morning, Grant. Good morning, Ralph.

Ralph Norwood: Good morning.

Grant Bennett: Good morning.

Dan Capozzo: Congratulations on a nice turnaround here.

Grant Bennett: Thank you.

Dan Capozzo: Two questions: one, can you provide a little bit more information on the adjacent areas? We talked about the CNC machines or the industrial drives and you mentioned a slightly different value proposition. And then, are you currently qualifying products for those apps?

Grant Bennett: Sure. We use the term IGBT module, IGBT is insulated-gate bipolar transistor. These products fit broadly into what’s referred to as the power module or the motor control module that controls electricity going to any kind of motor that uses electricity. There is a motor control module of some sort in everything from a high speed train all the way down to the dishwasher or clothes dryer in your home. At the very low power end, these modules are all built on aluminum or copper baseplates. As you move up into the higher power area, the issue of expansion rate matching becomes more important. And when you get to the level of a traction application, we extend the life of the module by a factor of 10. And therefore, the customer is very willing to pay for the added cost of AlSiC versus the copper.

As you move to lower voltages and lower wattages the benefits of (AlSiC) are still there but not to the same degree as in traction applications. Instead of a 10 times improvement in life, it might be three times, two times or one and a half times improvement in life. If we could provide base plates at a cost similar to copper, virtually all of these applications would switch to AlSiC. We have identified some specific applications we are targeting where the value proposition is still very good and as we’re able to work with the customer to design for manufacturing to get the lowest cost design. We’re confident we’ll be able to penetrate these applications.

The near term target is large industrial applications for these modules and then there is below that the CNC machines, welding machines, those are applications which are not custom but which are relatively high volume. We believe over time, we’ll be successful in penetrating those markets.

Dan Capozzo: OK, great. How much – I mean, kind of – can you give an approximate roadmap and in terms of how much cost do you need to take out of the product today to penetrate some of these other areas? Is it half?

Grant Bennett: Well, it really varies by application. If we can get our cost down by 25 percent, it opens some attractive applications. And if we can go below that, it opens yet additional applications. But it’s not just cost reduction in the manufacturing process steps that is critical. It’s also working with the customer at the very early stages for the customer to modify the design so that it can be manufactured at the lowest possible cost. Many manufacturing costs can be addressed just by design.

As an example, our material is very hard and tough. If one needs to drill holes in it, that can be very expensive. However, if we can eliminate drilled holes and replace them with slots that perform the very same function as holes, there is no drilling. As much as 15 percent of the total cost of the product can be the drilling of holes in the final product.

Dan Capozzo: OK. And then something in that press release you mentioned – in the section we talked about new applications, you mentioned consumer markets. And I was wondering what you meant by that.

Grant Bennett: We’re not at liberty to say specifically, but coming out of the work that we’ve done in the armor area we do see some specialty consumer applications where properties of composites would be very attractive. We’re starting to engage some customers on that front and let me just leave it there.

Dan Capozzo: OK, thank you.

Operator:	Our next question comes from the line of David Birnie, private investor.

David Birnie: Good morning.

Grant Bennett: Good morning, David.

David Birnie: How are you?

Grant Bennett: Good. How are you?

David Birnie: Good. I’m just wondering if you could elaborate a little bit more on your presence in Japan and, you know, the role that – I know you just got back. Can you – can you speak to that a little bit more?

Grant Bennett: Sure. We’ve talked a lot about the power module market and the traction market. We have a very, very strong presence in Europe. Most of the major manufacturers of power modules are in Europe and are in Japan simply due to the fact that that’s where the major train markets are. We don’t use trains very much in the U.S. We have a very strong presence in Europe and much less of a presence in Japan. Our goal is simply to become qualified at the major Japanese players and we’re making progress in doing that.

David Birnie: Thank you.

Operator:	Once again, to ask a question, please press star one. Our next question comes from the line of Walter Schenker with MAZ Partners.

Walter Schenker: Good morning, gentlemen.

Grant Bennett: Good morning.

Walter Schenker: Two questions. One is a semantics question. When you indicated, Grant, that you believe you can now, at least in the shorter forward-looking timeframe, see consistent demand, we should take that to mean without making a formal forecast that revenue should remain hopefully grow but remain around these levels on a quarterly basis.

Grant Bennett: Thank you for this question. Obviously we need to be very clear. We get from our customers in some cases a weekly updated to their forecast; and in some cases, a monthly update to their forecast. Then we meet weekly and we look at changes in the forecast. We consider all factors of which we are aware and judgmentally adjust that forecast to develop our own forecast.

Our confidence level is quite high but only for about a three-month forward-looking period. So to be real specific, the forecast we have for the third quarter indicates demand is very consistent with demand we’ve had in the second quarter. As we look beyond that we have customers’ forecasts but our own confidence level declines as it relates to the accuracy of the forward-looking customer forecast simply because of the volatility. But to be specific, the meaning behind my comment is we think we have a very good handle on at least the next 90 days. And, yes, in the third quarter, that demand is running consistently with the demand that we saw in the second quarter.

Walter Schenker: Grant, I commend you for the length of that explanation to say it’s about the same. But I appreciated it smiling. The second question, you’ve talked about the oil and gas business for a little while now. Is that going forward where they tested actually in wells, they tested in labs? I mean, what’s involved between their evaluation? I know you’ve spoken with a number of people and actually getting an order to use the product.

Grant Bennett: Testing in wells has been completed and we have some initial orders. This is a new product, new for us, new for the customer. It does address an important need. It’s not an immediate substitution for something else but it’s a new product for a new need. We’re optimistic that it’s an application that really needs the properties that we are uniquely able to provide.

Walter Schenker: And, again, just to get some sense, an order would be for a single well and would be thousands of dollars, tens of thousands of dollars?

Grant Bennett: Well an order would be for equipment that would end up in individual wells. The size of the order is certainly in the thousands rather than a hundreds of dollars, for example.

Walter Schenker: OK. So these were broadly used in a lot of wells and becomes, at least given the size of the company, pretty significant.

Grant Bennett: Yes. Yes.

Walter Schenker: OK, thanks a lot.

Operator:	Our next...

Grant Bennett: Thank you.

Operator:	Uur next question comes from the line of Michael Epstein with Northeast Security.

Michael Epstein: Good morning, gentlemen. Ralph, I got a few questions for you. But Grant, nice work. We appreciate all your efforts. I don’t see too much in the financial community about the company. And, you know, you just mentioned that in passing. Maybe you can get some more word out. I guess my questions for Ralph is how’s our cash position?

Ralph Norwood: It’s the best it’s been since I’ve been here.

Michael Epstein: Excellent.

Ralph Norwood: Since (inaudible)...

Michael Epstein: And the working capital, you feel comfortable that you haven’t (of working capital)?

Ralph Norwood: Yes. Let me deal with this directly. As we said, we paid off our line of credit. We have $300,000 of cash at the end of the quarter. The visibility, as I said, is out three months or so and we should continue to generate cash in the current quarter. As far as the working capital, I think the appropriate way to look at it from our business is receivables, inventory, and prepaids less our accruals and payables. And this is a very fast turnover situation. We have about – just about $3-1/2 million invested in that. We’re running it at a – at a rate of $20 million a year in revenues. So that’s – that’s a pretty small amount of working capital.

The second thing is we have is the line of credit. Should the revenues explode which, for any number of reasons, down the road that could happen, we feel well protected to be able to deal with that and part because of the line of credit. In addition, we have a large amount of fixed cost. So as our revenues increases, we’ll generate more profits. That situation, frankly, would be quite easy to finance. So I’m not all concerned about that situation.

Michael Epstein: Good. Grant, maybe you can give us a backlog number and a length since Ralph says it’s a quick turnover. You know, what significance is the backlog and the – and how do we evaluate that?

Grant Bennett: The backlog is very difficult to evaluate and let me explain why. All of our major customers now operate in the same way which is they give us a one year forward-looking forecast. We then negotiate a pricing agreement. But the forecast is not a binding order. We get weekly releases to ship. Now in some cases, we know we’re the sole source supplier but the difficulty with the backlog is that the legally binding backlog is essentially not more than a week’s worth of demand. That’s simply the business model that now exists in many industries. For example, in the automotive area, the automotive supplier operates in that same mode. They know they’re the supplier for a particular component for a particular car and there’s a pricing agreement. But they simply get weekly authorization to ship a certain number of products to the customer.

We had discussions with the auditors about whether it was helpful or not helpful to comment on backlog in our annual report because we don’t want to mislead people.

Ralph Norwood: And as a result, we’ve actually removed it from the 10-K because we really don’t think it’s a meaningful number and has more potential to be misleading rather than helpful.

Michael Epstein: OK. OK, I think you answered that question so I have a better feeling for what that really means. I guess the key point I want to make, how do we get this company on the board of some screens from an investment point of view and get some recognition so that there’s volume in the stocks?

Ralph Norwood: This is a discussion that we have continually as you know, Michael. We’ve – received lots of inquiries and lots of suggestions, frankly, over the last number of months about investor relations. And we realize there’s a balance between talking about the company to outsiders and getting them more interested as well as spending time inside making the company grow faster and stronger.

But we do have as plans to attend some conferences in the first half of 2014, which is when most of the conferences occur. And frankly, down the road, we plan to uplist and move on to the NASDAQ when it’s appropriate. Right now, we are qualified except for a $3 stock price. At a $3 stock price, that would give us a $40-million market cap. And once we hit $40 million to $50 million market cap on NASDAQ, we think that would expose the company to a number of other potential investors. So, in short, our strategy is to make the company grow faster, generate cash, generate profits, and then uplist to a NASDAQ and begin to tell the story in a more aggressive fashion.

Michael Epstein: OK, thank you very much. Nice work in the quarter and may you continue it.

Grant Bennett: Thank you.

Michael Epstein: Yes.

Operator:	Our next question comes from the line of Clarence McGowan, private investor.

Otto:	Hi, Grant.

Grant Bennett: Otto.

Otto:	It’s Otto.

Grant Bennett: Hello.

Otto:	One question I know but three observations. Number one, I would hope after we hang up you could tell us a little bit more about where at the part is used in the fracking operation. I would have to think it’s used in the casing of the hot water but if you could – if you could give us a little bit more information on that. My question then is this, in reading the quarterly statement, it said you were talking about geographical expansion that is Japan. Well, I’m not trying to parse your words but geographic expansion means to me fixed assets. It doesn’t mean expansion of sales.

I remember we had a competitor in Japan that made AlSiC and it was not up to the quality of a AlSiC that we made. Would geographic expansion include absorbing that production into CPS and making it better quality AlSiC on a site?

And lastly, Grant, on a personal note, you’re hard to reach. Thank you, things are much better. All right, that’s me. That’s my questions.

Grant Bennett: Thank you, Otto. Let me comment on Japan. Thank you for highlighting this question. What I mean is actually increased sales presence. And we have the capacity here to manufacture. It actually is lower cost...

Otto:	OK.

Grant Bennett: ...to manufacture in the U.S. than Japan...

Grant Bennett: Regarding the fracking question let me just say that it’s a product that is used down hole and we’ll state more as time goes on.

Otto:	Yes. Thank you.

Grant Bennett: Thank you.

Operator: Once again, to ask a question, please press star one. Our next question comes from the line of Michael Hyde with Jeffe ries.

Michael Hyde: Hi, folks.

Grant Bennett: Hi, Mike.

Michael Hyde: Grant, several people have asked about Japan. I just wanted to – in the past, you have mentioned patent or legal case pending and that wouldn’t allow you to fully do whatever you’re trying to do in Japan. Is that happening, is that happened or is it about to happen?

Grant Bennett: OK. The summary there is that a Japanese competitor has created some uncertainty in the marketplace in Japan by asserting that we’re infringing one of their patents. We have analyzed this and we feel very strongly we’re not infringing. But that it’s been a challenging exercise to clear up the uncertainty that this competitor has created. What we have done is to request the Japanese Patent Office to re-examine this patent. One of the reasons I was in Japan was for a hearing in connection with that petition for re-examination. The Japanese Patent Office is reexamining and of course we can’t predict fully but we believe that it is likely they will either significantly narrow or perhaps even invalidate the patent which is a very clear signal that there isn’t an issue.

Michael Hyde: And is that preventing from doing anything now with whatever, you know, alliance or distributor you might try to be working with in Japan and or – and also if you do get a ruling from the Japanese Patent Office would we see a press release?

Grant Bennett: Well, the answer is yes, it has been affecting our progress there. Simply the uncertainty as to whether there is an intellectual property issue or not has created some hesitancy on the part of customers to purchase from us. We want to clear up that uncertainty. We would certainly comment on this at the appropriate time.

Michael Hyde: OK, thanks.

Operator:	Presenters, there are no additional questions at this time. I do turn the call back over to you.

Grant Bennett: Let me thank all of you for joining us today. Thank you for your support. Let me just comment that we normally would have this call soon after we released the results. I wanted to be on the call and was in Japan so that why today’s call was a few days after our press release. We’ll return to our more normal schedule next time and very much look forward to visiting with you.

Ralph Norwood: Thank you. We will see...

Operator:	Ladies and gentlemen...

Ralph Norwood: ...you in three months.

Operator:	Ladies and gentlemen...

Grant Bennett: Bye-bye.

Operator:	...that does conclude today’s conference call, you may now disconnect.

END